Exhibit 10.1

EMPLOYMENT AGREEMENT OF JAMES OBRIEN

This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between Millennium Capital, Inc. d/b/a Millennium Bank Mortgage Company, a Virginia corporation (“Millennium Mortgage” or “the Company”), and James O’Brien (“Executive”).

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Millennium Mortgage and Executive hereby agree as follows:

1.	Position of Employment. The Company will employ the Executive in the position of President of Millennium Mortgage and, in that position, Executive will report to the CEO of Millennium Mortgage’s parent company, Millennium Bank, N.A. (“Millennium Bank”). The terms and conditions of the Executive’s employment shall, to the extent not addressed or described in this Employment Agreement, be governed by the Company’s Personnel Policies and Procedures Manuals and existing practices. In the event of a conflict between this Employment Agreement and the Company’s Personnel Policies and Procedures Manuals or existing practices, the terms of this Agreement shall govern.

2.	Term of Employment. Executive’s employment with the Company shall begin on January 02, 2004, and shall continue for a period of 3 years (“Initial Term”) or until terminated by one of the parties in accordance with the terms of Section 5 below. The parties shall engage in good faith discussions prior to the end of the Initial Term to negotiate an extension of the Agreement. If no extension has been agreed to at the end of the Initial Term, Executive’s employment shall end or may, at the option of both parties continue on an at-will basis.

3.	Compensation and Benefits.

3.1	Base Salary. Executive shall receive a Base Salary of $1,000 per month, payable on the Company’s normal payroll schedule. The terms under which such salary shall be paid shall be set forth on Addendum A to this Agreement

3.2	Commissions: Executive shall be entitled to receive commissions in compensation for his services hereunder. The amount of commissions and the terms under which such commissions shall be paid shall be set forth on Addendum A to this Agreement.

3.3	Benefits. Executive will be entitled to participate in other benefits as are available to similarly situated executives of Millennium Mortgage contingent upon Executive’s payment to Millennium Bank of the full cost of such participation.

4.	Duties and Performance. The Executive acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that the Executive possesses a unique set of skills, abilities, and experiences which will benefit Millennium Mortgage, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted below, or in such other position to which he may be assigned.

4.1	Executive shall render to the very best of Executive’s ability, on behalf of Millennium Mortgage, services to and on behalf of Millennium Mortgage, and shall undertake diligently all duties assigned to him by Millennium Mortgage.

4.2	Executive shall devote his full time, energy and skill to the performance of the services in which Millennium Mortgage is engaged, at such time and place as Millennium Mortgage may direct. Executive shall not undertake, either as an owner, director, shareholder, Executive or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Board of Directors of Millennium Capital.

4.3	Executive shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of Millennium Mortgage.

4.4	Executive is specifically charged with the responsibility for establishing and growing a retail and wholesale mortgage lending practice with a goal stated in his annual budget in loan volume and profitability monthly. Addendum B sets forth the financial arrangements and understanding pertaining to fees and the cost of capital between Millennium Mortgage and Millennium Bank.

5.	Termination of Employment. Executive’s employment with the Company may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

5.1	Termination by the Company Without Cause. Millennium Mortgage may terminate Executive’s employment without cause at any time during the term of this Agreement by giving the Executive nine (9) months’ prior notice of such termination, during which period Executive will continue to receive Base Salary and Commissions and benefits to which Executive would normally be entitled under the terms of this Agreement. During the notice period, Executive must fulfill all of Executive’s duties and responsibilities, continue to meet annual budget numbers for profit and expense and use Executive’s best efforts to train and support Executive’s replacement, if any. Failure of Executive to comply with this requirement may result in Termination for Cause described below.

Notwithstanding the foregoing, Millennium Mortgage, at its option, may instruct Executive during such period not to undertake any active duties on behalf of Millennium Mortgage, in which case Executive shall be entitled to receive for each month in the remainder of the notice period the greater of either earned Commission to which the Executive would be entitled under Section 3.1 or monthly Commissions in the amount of his “Average Monthly Commission,” which is defined as the average monthly commission Executive earned during the completed 6 month period (or, if less, the period between the commencement of employment and the active employment separation date) immediately prior to the month in which the Executive was placed on non-working notice. Executive also may continue normal participation in Millennium Mortgage benefit plans at his own cost.

All payments and benefits referenced herein which may be paid to Executive as a result of a Termination Without Cause are conditioned upon and subject to the Executive executing a valid general release and waiver, waiving all claims the Executive may have against Millennium Mortgage, Millennium Bank, and all of their respective subsidiaries, affiliates, directors, officers, employees, shareholders and agents other than rights of indemnification, rights to directors and officers insurance, and any rights to accrued benefits under the employee benefit plans (including equity plans), unless otherwise provided under the terms of those plans.

5.2	Termination by the Company For Cause. The Company may, at any time and without notice, terminate the Executive for “cause”. Termination by the Company of the Executive for “cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or act of similar dishonesty; (b) conviction of a felony involving moral turpitude; (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Company to criminal or civil liability; (e) breach of the Executive’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (f) willful disregard of Company policies and procedures; (g) insubordination or deliberate refusal to follow the written instructions of the Board or the CEO of Millennium Bank.

5.3	Termination By Death or Disability. The Executive’s employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of his position due to death or disability, and the Executive’s heirs, beneficiaries, successors, or assigns shall be entitled only to receive any Commission fully earned prior to the date of the Executive’s death or incapacitation due to disability and shall not be entitled to any other compensation or benefits, except: (a) to the extent specifically provided in this Employment Agreement; (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive’s heirs, beneficiaries, successors, or assigns.

6.	Confidential Information.

6.1	Protection of Confidential Information. Executive agrees that at all times during his employment and subsequent to his employment, he shall hold in strictest confidence and trust any Confidential Information of Millennium Mortgage, Millennium Bank, or any of their associated affiliates, that is disclosed to Executive or to which Executive has access, regardless of the manner or media in which the information is retained or recorded. However, Executive shall not be required to treat as confidential any of the Confidential Information to which one of the following applies: (i) through no violation of this Agreement by Executive, the information becomes available publicly, or (ii) the information is in the public domain at the time of the disclosure. Executive further agrees that after termination of employment for any reason, Executive shall not take and shall promptly surrender to Millennium Mortgage all copies in Executive’s possession, custody or control, in whatever form including electronic, of any materials containing Millennium Mortgage’s Confidential Information.

6.2	Confidential Information Defined. For purposes of this Section 6, “Confidential Information” shall mean any of the following information where such information is not generally known or available to the public:

a.	information pertaining to Millennium Mortgage’s present or future prices, discount and pricing policies and procedures, sales and marketing goals, strategies, and techniques;

b.	information pertaining to Millennium Mortgage’s network and Millennium Mortgage’s computer software, hardware, firmware and documentation, including but not limited to applications, operating systems and any related source or object codes, flowcharts, algorithms, coding sheets, routines, subroutines, compilers, assemblers and designs;

c.	information pertaining to software, hardware, and firmware created, developed, produced, or utilized by Millennium Mortgage, including, but not limited to, any such software, hardware, firmware, created, developed, produced, or utilized by me during the period of or arising out of Executive’s services to Millennium Mortgage;

d.	the compilation of financial, purchasing and other data or information concerning Millennium Mortgage’s business;

e.	compiled lists or documents identifying Millennium Mortgage’s Customers or containing information describing the nature of Millennium Mortgage’s relationships with these Customers; provided, however, that this provision shall not apply to with respect to pre-existing customer relationships or contacts which Executive had established prior to employment with Millennium Mortgage.

f.	confidential, proprietary or trade secret information submitted by Millennium Mortgage’s suppliers, consultants or co-venturers to Millennium Mortgage for study, evaluation or use under the terms of an implicit or explicit non-disclosure agreement; and

g.	other Millennium Mortgage proprietary information not generally known to the public (including information about Millennium Mortgage’s operations, personnel, products, or services), which, if misused or disclosed, could have a reasonable likelihood of adversely affecting the business of Millennium Mortgage.

7.	Representations and Acknowledgments

The Executive hereby represents and warrants to Millennium Mortgage that the execution, delivery and performance of this Agreement does not violate any provision of any agreement which the Executive has with any former employer (a “Former Employer”). The Executive further acknowledges that to the extent the Executive has an obligation to the Former Employer not to disclose certain confidential information, Executive intends to honor such obligation and Millennium Mortgage hereby agrees not to knowingly request the Executive to disclose such confidential information.

8.	General Provisions.

8.1	Notices. All notices and other communications required or permitted by this Agreement to be delivered by Millennium Mortgage or Executive to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

Millennium Mortgage Inc.	Millennium Capital, Inc.
Attn: Corporate Secretary
1601 Washington Plaza
Reston, Virginia 20190

Executive:	James O’Brien
11758 Valley Ridge
Fairfax, VA 22033

8.2	Amendments and Termination: Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of Millennium Mortgage and Executive relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter..

8.3	Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Millennium Mortgage my assign its rights and obligations hereunder to a wholly-owned subsidiary without obtaining Executive’ s consent.

8.4	Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

8.5	Waiver of Rights. No waiver by Millennium Mortgage or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

8.6	Definitions, Headings, and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

8.7	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

8.8	Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Virginia. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the Commonwealth of Virginia.

IN WITNESS WHEREOF, Millennium Capital, Inc. d/b/a Millennium Bank Mortgage Company and Executive have executed and delivered this Agreement as of the date written below.

EXECUTIVE		MILLENNIUM CAPITAL, INC. d/b/a
MILLENNIUM BANK MORTGAGE COMPANY

/s/ James O’Brien	1-6-04	By:	/s/ Carroll C. Markley	1-6-04
James O’Brien	Date		Carroll C. Markley	Date
Chairman of the Board

Addendum A

Financial Arrangements between Millennium Mortgage and Millennium Bank

A.	Fees. On loans originated by Millennium Mortgage that are closed by Millennium Bank, Millennium Mortgage will pay the following fees

i.	Wholesale loans	$500.00 (no fee for 2nd’s done in conjunction with 1st)
ii.	Retail loans	$500.00 (no fee for 2nd’s done in conjunction with 1st)
iii.	Stand alone 2nd	$500.00
iii.	Wire fees	$25.00
iv.	Other fees as they occur. Such fees will be pass through fees only, including but not limited to: credit reports, wire fees, appraisals

B.	Interest on Borrowed funds. The initial interest rate charged to Millennium Mortgage by Millennium Bank shall be 2.5% over the Bank’s cost of funds on the outstanding amount. The Bank may modify this rate by giving Millennium Mortgage 15 days notice in writing of its intent to change the rate charged by the Bank to Millennium Mortgage for capital.

C.	Millennium Bank Mortgage Expenses. The expenses to run Millennium Mortgage, including but not limited to: rent, entertainment, training, fixed assets, equipment, are to be expensed to its responsibility center.

D.	Compensation of Millennium Bank Mortgage Employees. Executive is to pay all employees of Millennium Bank Mortgage in accordance with their individual employment agreements and commission schedules, from Millennium Bank Mortgage’s profit and responsibility center.

E.	Benefits for Millennium Bank Mortgage Employees. Executive is to reimburse Millennium Bank for all employee benefits that will be made available to said employees, as governed by these individual plan documents, at 100% of the premium on a monthly basis.

F.	Executive’s Compensation and Benefits. Executive is to earn the net income of this consolidated responsibility center after the above expenses, after taxes, before Millennium Bank’s inter-company allocations. This compensation includes, but is not limited to, Executive’s monthly salary of $1,000 and 100% of the monthly premiums for employee benefits in which Executive participates, that are reimbursed to Millennium Bank.

EXECUTIVE		MILLENNIUM CAPITAL, INC. d/b/a
MILLENNIUM BANK MORTGAGE COMPANY

/s/ James O’Brien	1-6-04	By:	/s/ Carroll C. Markley	1-6-04
James O’Brien	Date		Carroll C. Markley	Date
Chairman of the Board

MILLENNIUM CAPITAL, INC. d/b/a
MILLENNIUM BANK MORTGAGE COMPANY

		By:	/s/ Janet A. Valentine	1-7-04
			Janet A. Valentine	Date
Chief Financial Officer

Addendum B

Commissions Structure of Participation Loan Relationships

For any new or existing participation line relationships generated by the Executive for the Company, similar to that of HSTM, Executive will be compensated based on the following formula:

•	Twenty (20) percent of the net income received by the Bank, for that specific relationship, on a monthly basis

•	Commissions will be payable on all loan products on which the Company is approved

•	Commission is payable to Executive the month following Company’s receipt of net income on the participation relationship

•	Any errors or chargebacks in participation relationship loans will result in deductions/offset from any of Executive’s unpaid earned commissions

•	Total balances allowed in participation line relationships cannot exceed monthly target approved by ALCO committee

EXECUTIVE		MILLENNIUM CAPITAL, INC. d/b/a
MILLENNIUM BANK MORTGAGE COMPANY

/s/ James O’Brien		By:	/s/ Carroll C. Markley
James O’Brien	Date		Carroll C. Markley	Date
Chairman of the Board

MILLENNIUM CAPITAL, INC. d/b/a
MILLENNIUM BANK MORTGAGE COMPANY

		By:	/s/ Janet A. Valentine
			Janet A. Valentine	Date
Chief Financial Officer